Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202692 on Form S-3 of our report dated February 24, 2016 relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, appearing in this Current Report on Form 8-K of Great Plains Energy Incorporated dated September 27, 2016.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

September 27, 2016